Exhibit 10.1
PLATO LEARNING, INC.
EMPLOYEE RESTRICTED STOCK AGREEMENT
     PLATO Learning, Inc., a Delaware corporation (the “Company”), hereby grants to                      (the “Employee”) on this            day of                     ,                      (the “Grant Date”), pursuant to the provisions of the PLATO Learning, Inc. 2006 Stock Incentive Plan (the “Plan”), an award (the “Award”) of                      shares of the Company’s Common Stock, $.01 par value (“Stock”), subject to the terms and conditions set forth below.
     1. Award Subject to Acceptance of Agreement. The Award shall become null and void unless the Employee shall accept this Agreement by executing it in the space provided below and return it to the Company within 60 days following the Grant Date.
     2. Vesting of Shares; Forfeiture. Except as otherwise provided in the Plan and this Section 2, the Award shall vest in four installments, each equal to 25% of the Stock subject to the Award, on each of the first four anniversaries of the Grant Date, contingent upon the Participant having provided continuous employment to the Company or an Affiliate from the Grant Date through each such anniversary. Any portion of the Stock subject to the Award that is not vested upon the termination of the Participant’s employment for any reason shall be forfeited automatically as of such date. Notwithstanding the foregoing; all unvested awards shall vest if the Company terminates the Employee’s employment without “Cause” or the Employee terminates employment for “Good Reason” within 24 months following a “Change in Control” (as each term is defined in the Employee’s employment agreement with the Company of even date herewith, as may be subsequently amended or superseded). For purposes of this Agreement, “Vest” “Vested” and “Vesting” means that a share of Restricted Stock ceases to be subject to a risk of forfeiture.
     3. Additional Terms and Conditions of Award.
     3.1 Section 83(b) Election. The Employee may elect within thirty (30) days after the Grant Date, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his gross income for a taxable year in which the stock is purchased the excess of (a) the fair market value of the shares covered by the Award on the purchase date over (b) the purchase price paid for such shares.
     3.2 Withholding Taxes. As a condition precedent to the Award, the Employee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state or local laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. The Employee may elect to satisfy such withholding tax obligation by having the Company withhold Stock having a fair market value equal to the Company’s minimum withholding obligation. If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee, either in cash or in Stock.

     3.3 Tax Consequences. The Employee has reviewed with the Employee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Employee understands that the Employee (and not the Company) shall be responsible for the Employee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
     3.4 Stock. A certificate or shares in book entry evidencing the Award shall be issued by the Company in the Employee’s name, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the Award are forfeited pursuant to the provisions of this Agreement. The certificate or shares in book entry shall bear a legend evidencing the nature of the Award, and the Company will cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the Stock vests or is forfeited pursuant to the terms of the Plan and this Agreement. The Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Award then subject to the forfeiture restrictions. Upon vesting of the Award, the Company shall cause a new certificate or certificates or shares in book entry form to be issued without legend in the name of the Employee for the shares then vested. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.
     3.5 Award Confers No Right to Continued Employment. In no event shall the granting of the Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company.
     3.6 Status of Award. The Employee agrees that the Award will not be sold or otherwise disposed of in any manner, which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that Award may not be sold, transferred or otherwise alienated or hypothecated by the Employee other than by will or the laws of descent and distribution until the restrictions are removed or lapse. Employee also agrees (i) that the certificates representing the Award may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Award on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Award.
     3.7 Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

     3.8 Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith, except where specifically provided otherwise in this Agreement. The Employee hereby acknowledges receipt of a copy of the Plan.

PLATO LEARNING, INC.
By:
Michael A. Morache

Accepted this ___day of _______________, 200___ _____________________ [Name of Employee]